EXHIBIT 5.1

366 South Grand Avenue Los Angeles, California 90071-1560 Tel: +1.213.485.1234 Fax: +1.213.891.8763 www.ls.com FIRM / AFFILIATE OFFICES
May 20, 2009	Abu Dhabi Barcelona Brussels Chicago Doha Dubai Frankfurt Hamburg Hong Kong London Los Angeles Madrid Milan Moscow	Munich New Jersey New York Orange County Paris Rome San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Amgen Inc.

One Amgen Center Drive

Thousand Oaks, California 91320-1799

Re:	Registration Statement on Form S-8 for the issuance of 100,000,000 shares of common stock, par value $0.0001 per share, of Amgen Inc.

Ladies and Gentlemen:

We have acted as special counsel to Amgen Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 100,000,000 shares of common stock, par value $0.0001 per share (the “Shares”), issuable under the Amgen Inc. 2009 Equity Incentive Plan (the “Plan”), pursuant to a registration statement on Form S–8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws or as to any matters of municipal law or any other local agencies within any state.

Subject to the foregoing and in reliance thereon, it is our opinion that, upon the issuance and sale of the Shares in accordance with the terms of the Plan, and subject to the Company complying with the terms of the Plan, including, without limitation, receipt of legal consideration in excess of the par value of the Shares issued and, when the Shares shall have been duly

May 20, 2009

registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers or when certificates representing the Shares have been manually signed by an authorized officer of the transfer agent and registrar therefor, the Shares will be validly issued, fully paid and nonassessable securities of the Company. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LATHAM & WATKINS LLP